Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS SECOND QUARTER FISCAL 2012 RESULTS

•                  SECOND QUARTER REVENUE UP 15 PERCENT TO $210 MILLION WITH DILUTED EPS OF $0.54

•                  FOURTH SEQUENTIAL RECORD QUARTERLY GAMING OPERATIONS REVENUE

•                  WIDE-AREA PROGRESSIVE INSTALLED BASE GROWS 36 PERCENT

•                  UPDATES FISCAL 2012 DILUTED EPS GUIDANCE TO $2.25 TO $2.45

LAS VEGAS, February 1, 2012 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management, interactive and mobile applications, and networked systems for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) of $0.54 and $0.99 on revenue of $210 million and $405 million for the three months and six months ended December 31, 2011, respectively.

“As we celebrate 80 years of success, I am proud that Bally remains a source of true innovation with exciting growth opportunities,” said Richard M. Haddrill, the Company’s Chief Executive Officer. “Our recent innovations have resulted in four consecutive quarters of year-over-year revenue and earnings-per-share growth. Numerous of our investments of recent years are now producing good results.”

“In addition to repurchasing approximately 330,000 of our shares during the quarter for $10 million, we also paid down $19 million of debt which reduced our leverage ratio to below 2.0 times,” said Neil Davidson, the Company’s Chief Financial Officer. “This quarter represents the 17th quarter in a row that we have repurchased stock.”

As of December 31, the Company had $111 million available under its Board-authorized share repurchase plan. Further, as long as the Company’s leverage ratio remains below 2.0 times, the Company’s share repurchases are not restricted under the terms of its credit agreement. The decline below 2.0 times also resulted in a 25-basis point decline in the Company’s borrowing costs.

Second Quarter Fiscal 2012 Highlights

	Three Months Ended December 31,				Six Months Ended December 31,
		%		%		%		%
	2011	Rev	2010	Rev	2011	Rev	2010	Rev
	(dollars in millions, except per share amounts )
Revenues:
Gaming Equipment	$70.2	33%	$59.2	33%	$134.6	33%	$110.2	31%
Gaming Operations	86.2	41%	77.1	42%	171.2	42%	156.3	44%
Systems	54.0	26%	46.4	25%	99.6	25%	87.0	25%
Total revenues	$210.4	100%	$182.7	100%	$405.4	100%	$353.5	100%

Gross Margin:
Gaming Equipment (1)	$30.0	43%	$29.0	49%	$58.4	43%	$53.9	49%
Gaming Operations	62.4	72%	54.4	71%	123.1	72%	111.4	71%
Systems (1)	40.1	74%	33.6	72%	74.6	75%	63.3	73%
Total gross margin	$132.5	63%	$117.0	64%	$256.1	63%	$228.6	65%

Selling, general and administrative	$61.3	29%	$55.2	30%	$118.5	29%	$106.8	30%
Research and development costs	22.4	11%	21.3	12%	45.8	11%	42.7	12%
Depreciation and amortization	5.8	3%	4.8	3%	11.4	3%	9.4	3%
Operating income	$43.0	20%	$35.7	20%	$80.4	20%	$69.7	20%
Adjusted EBITDA	$67.2		$57.2		$126.3		$115.0
Diluted EPS from continuing operations	$0.54		$0.49		$0.99		$0.89

(1)          Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Operating Statistics
New gaming devices	3,636	3,468	7,035	6,291
New unit Average Selling Price (“ASP”)	$17,201	$15,244	$16,922	$15,442

	As of December 31,
	2011	2010
End-of-period installed base:
Game-monitoring units	406,000	392,000
Customer sites	631	609

Linked progressive systems	1,263	937
Rental and daily-fee games	14,624	13,352
Lottery systems	10,832	8,125
Centrally determined systems	47,461	50,609

“Our innovative products are driving growth for all of our divisions,” said Ramesh Srinivasan, the Company’s President and Chief Operating Officer. “Recently released products including the Pro Curve™, the Pro V32™, and new ALPHA 2™ content positively impacted North America ship share. We again set new records in Gaming Operations this quarter on the continued growth of such premium games as Cash Wizard™ and Vegas Hits™, the growth in our wide-area progressive installed base, and the placement of games at the newly opened Resorts World Casino New York. Additionally, the powerful combination of iVIEW Display Manager™ (‘DM’) and Elite Bonusing Suite™ applications such as DM Tournaments™ and U-Spin Bonusing™ continues to drive incremental demand with backlog for iVIEW DM at record levels. We look forward to showcasing our latest innovative Systems products in action at our upcoming annual Systems User Conference in March.”

Highlights of Certain Results for the Three Months Ended December 31, 2011

Overall

•                  Total revenue increased 15 percent to $210 million as compared with $183 million last year.

•                  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, including share-based compensation), a non-GAAP financial measure, increased 18 percent to $67 million as compared with $57 million last year.

•                  Selling, general and administrative expenses (“SG&A”) declined to 29 percent of total revenues from 30 percent last year. SG&A increased $6 million primarily due to increases in payroll, regulatory, and other infrastructure expenses to support key new markets and an increase in bad debt resulting from a general increase in accounts receivable associated with increasing revenues and heavier weighting to international markets.  Bad debt as a percentage of revenue remains at approximately 1%.

•                  Research and development expenses (“R&D”) decreased to 11 percent of total revenues compared to 12 percent last year, with revenues growing faster than R&D expense growth, as past R&D efforts begin to pay off with increased product acceptance among our customer base. R&D increased $1 million primarily due to an increase in payroll.

•                  Operating income increased 20 percent to $43 million compared with $36 million last year. Operating margin was 20 percent.

•                  Diluted EPS from continuing operations increased 10 percent to $0.54 from last year’s $0.49, which included a prior-period benefit of $0.05 per diluted share from the reinstatement of the U.S. research and development tax credit.

Gaming Equipment

•                  Revenues increased 19 percent to $70 million as compared with $59 million last year, driven by higher ASP and unit sales.

•                  ASP of new gaming devices increased 13 percent to $17,201 per unit from $15,244 last year, primarily as a result of product mix, including a heavier sales mix towards Pro Curve during the quarter, and an increase in ASP from international sales.

•                  New-unit sales to international customers were 25 percent of total new-unit shipments.

•                  Gross margin decreased to 43 percent from 49 percent last year, primarily due to higher costs for the initial production runs of several models of the Pro Series™ line of cabinets, which were released in late fiscal 2011, and a heavier sales mix towards Pro Curve during the quarter.

Gaming Operations

•                  Revenues increased 12 percent to a quarterly record of $86 million as compared with $77 million last year, driven by growth in the installed base of premium and wide-area progressive games, as well as placement of games at the newly opened Resorts World Casino New York.

•                  Gross margin remained relatively consistent at 72 percent compared to 71 percent last year.

Systems

•                  Revenues increased 16 percent to $54 million as compared with $46 million last year, due to increases in software and services and maintenance revenues.

•                  Maintenance revenues increased to a record $18 million as compared with $16 million last year.

•                  Gross margin increased to 74 percent from 72 percent last year, primarily as a result of the change in mix of products sold and an increase in maintenance revenues. Specifically, hardware sales were 33 percent of systems revenues, and software and service sales were 33 percent, as compared to 40 percent for hardware and 26 percent for software and services in the same period last year.

Highlights of Certain Results for the Six Months Ended December 31, 2011

Overall

•                  Total revenue increased 15 percent to $405 million as compared with $354 million last year.

•                  Adjusted EBITDA increased 10 percent to $126 million as compared with $115 million last year.

•                  SG&A declined to 29 percent of total revenues from 30 percent last year. SG&A increased $12 million primarily due to increases in payroll, regulatory, legal, and other infrastructure expenses to support key new markets and an increase in bad debt.

•                  R&D decreased to 11 percent of total revenues as compared with 12 percent last year, with revenues growing faster than R&D expense growth, as past R&D efforts begin to pay off with increased product acceptance among our customer base. R&D increased $3 million primarily due to an increase in payroll.

•                  Operating income increased 15 percent to $80 million compared with $70 million last year. Operating margin was 20 percent.

•                  Diluted EPS from continuing operations increased 11 percent to $0.99 from last year’s $0.89, which included a prior-period benefit of $0.05 per diluted share from the reinstatement of the U.S. research and development tax credit.

Gaming Equipment

•                  Revenues increased 22 percent to $135 million as compared with $110 million last year, driven by higher ASP and unit sales.

•                  ASP of new gaming devices increased 10 percent to $16,922 per unit from $15,442 last year, primarily as a result of product mix and an increase in ASP from international sales.

•                  New-unit sales to international customers were 28 percent of total new-unit shipments.

•                  Gross margin decreased to 43 percent from 49 percent last year, primarily due to higher costs for the initial production runs of several models of the Pro Series line of cabinets, which were released in late fiscal 2011, and a heavier sales mix towards Pro Curve during the second quarter.

Gaming Operations

•                  Revenues increased 10 percent to a record $171 million as compared with $156 million last year, driven by growth in the installed base of premium and wide-area progressive games, as well as placement of games at the newly opened Resorts World New York.

•                  Gross margin remained relatively consistent at 72 percent compared to 71 percent last year.

Systems

•                  Revenues increased 14 percent to $100 million as compared with $87 million last year, due to increases in software and services and maintenance revenues.

•                  Maintenance revenues increased to a record $36 million as compared with $32 million last year.

•                  Gross margin increased to 75 percent from 73 percent last year, primarily as a result of the change in mix of products sold and an increase in maintenance revenues. Specifically, hardware sales were 31 percent of systems revenues, and software and service sales were 33 percent, as compared to 39 percent for hardware and 24 percent for software and services in the same period last year.

Fiscal 2012 Business Update

The Company updated its fiscal 2012 guidance for Diluted EPS from continuing operations to a range of $2.25 to $2.45, which includes $0.99 per diluted share earned during the first half of fiscal 2012.

The Company has provided this earnings guidance for fiscal 2012 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital-market conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, the timing and completion of new systems installations, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals. The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products. Accordingly, the Company does not intend to update guidance during the quarter. Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Financial Measures

The following table reconciles the Company’s net income attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in 000s)
Income from continuing operations, net of tax	$24,268	$27,252	$44,660	$49,444
Interest expense, net	3,339	1,776	6,612	3,690
Income tax expense	14,688	6,347	26,541	18,632
Depreciation and amortization	20,984	18,481	41,193	36,605
Share-based compensation	3,890	3,362	7,282	6,646
Adjusted EBITDA	$67,169	$57,218	$126,288	$115,017

Adjusted EBITDA is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EST (1:30 p.m. PST). The conference-call dial-in number is 866-271-0675 or 617-213-8892 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting “Investor Relations.” Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation. For those who miss this event, an archived version will be available at BallyTech.com until March 1, 2012.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced technology-based gaming devices and systems worldwide, as well as interactive and mobile solutions.  Bally’s product line includes reel-spinning slot machines, video slot machines, wide-area progressives, and Class II, lottery, and central determination games and platforms.  Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions.  Additional Company information, including the Company’s investor presentation, can be found at BallyTech.com. Connect with Bally on Facebook, Twitter, YouTube and LinkedIn.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements. The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2011 AND DECEMBER 31, 2010

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
	(in 000s, except per share amounts)
Revenues:
Gaming equipment and systems	$124,217	$105,639	$234,230	$197,227
Gaming operations	86,240	77,087	171,194	156,307
	210,457	182,726	405,424	353,534
Costs and expenses:
Cost of gaming equipment and systems (1)	54,073	43,030	101,174	79,987
Cost of gaming operations	23,858	22,692	48,090	44,914
Selling, general and administrative	61,304	55,185	118,526	106,799
Research and development costs	22,377	21,360	45,763	42,744
Depreciation and amortization	5,806	4,744	11,441	9,371
	167,418	147,011	324,994	283,815
Operating income	43,039	35,715	80,430	69,719
Other income (expense):
Interest income	1,146	1,221	2,470	2,340
Interest expense	(4,485)	(2,997)	(9,082)	(6,030)
Other, net	(728)	(323)	(2,584)	1,524
Income from continuing operations before income taxes	38,972	33,616	71,234	67,553
Income tax expense	(14,688)	(6,347)	(26,541)	(18,632)
Income from continuing operations	24,284	27,269	44,693	48,921
Loss on sale of discontinued operations, net of tax	—	—	—	(403)
Net income	24,284	27,269	44,693	48,518
Less net income (loss) attributable to noncontrolling interests	16	17	33	(523)
Net income attributable to Bally Technologies, Inc.	$24,268	$27,252	$44,660	$49,041
Basic earnings per share attributable to Bally Technologies, Inc.:
Income from continuing operations	$0.57	$0.51	$1.03	$0.93
Loss on sale of discontinued operations	—	—	—	(0.01)
Basic earnings per share	$0.57	$0.51	$1.03	$0.92

Diluted earnings per share attributable to Bally Technologies, Inc.:
Income from continuing operations	$0.54	$0.49	$0.99	$0.89
Loss on sale of discontinued operations	—	—	—	(0.01)
Diluted earnings per share	$0.54	$0.49	$0.99	$0.88

Weighted average shares outstanding:
Basic	42,870	53,291	43,296	53,485
Diluted	44,771	55,943	45,176	55,990
Amounts attributable to Bally Technologies, Inc.:
Income from continuing operations, net of tax	$24,268	$27,252	$44,660	$49,444
Loss on sale of discontinued operations, net of tax	—	—	—	(403)
Net income	$24,268	$27,252	$44,660	$49,041

(1)         Cost of gaming equipment and systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND JUNE 30, 2011

	December 31, 2011	June 30, 2011
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$44,922	$66,425
Restricted cash	9,768	8,419
Accounts and notes receivable, net of allowances for doubtful accounts of $13,293 and $11,059	231,121	235,246
Inventories	69,830	68,634
Prepaid and refundable income tax	13,258	36,332
Deferred income tax assets	29,043	29,318
Deferred cost of revenue	13,512	13,795
Prepaid assets	13,576	10,524
Other current assets	5,880	4,984
Total current assets	430,910	473,677
Restricted long-term investments	12,982	12,485
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $1,267 and $507	51,729	46,659
Property, plant and equipment, net of accumulated depreciation of $54,843 and $51,570	30,532	33,266
Leased gaming equipment, net of accumulated depreciation of $186,375 and $176,137	115,375	96,691
Goodwill	168,609	162,110
Intangible assets, net	35,798	34,865
Deferred income tax assets	14,061	12,120
Income tax receivable	11,897	10,972
Deferred cost of revenue	20,334	23,193
Other assets, net	22,425	21,356
Total assets	$914,652	$927,394
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,500	$38,411
Accrued and other liabilities	54,934	58,295
Customer deposits	9,130	4,930
Jackpot liabilities	9,832	11,894
Deferred revenue	35,192	28,900
Income tax payable	1,785	3,033
Current maturities of long-term debt	15,141	15,153
Total current liabilities	156,514	160,616
Long-term debt, net of current maturities	472,750	500,250
Deferred revenue	34,383	34,788
Other income tax liability	10,688	9,321
Other liabilities	17,110	7,827
Total liabilities	691,445	712,802
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 61,925,000 and 61,541,000 shares issued and 43,380,000 and 44,397,000 outstanding	6,186	6,149
Treasury stock at cost, 18,545,000 and 17,144,000 shares	(676,030)	(634,268)
Additional paid-in capital	454,666	442,713
Accumulated other comprehensive loss	(11,666)	(3,064)
Retained earnings	448,407	401,363
Total Bally Technologies, Inc. stockholders’ equity	221,575	212,905
Noncontrolling interests	1,632	1,687
Total stockholders’ equity	223,207	214,592
Total liabilities and stockholders’ equity	$914,652	$927,394